Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

ENERGY FOCUS, INC.

INTO

FIBERSTARS, INC.

(Pursuant to Section 253 of the

General Corporation Law of Delaware)

Fiberstars, Inc., a corporation organized and existing under the laws of Delaware (the “Company”), does hereby certify:

FIRST: That the Company owns all of the outstanding shares of the only class of stock of Energy Focus, Inc., a Delaware corporation (“Merger Sub”).

SECOND: That the Company, by the following resolutions of its Board of Directors, at a meeting held on April 19, 2007 and unanimously adopted by the Board of Directors of the Company, determined to merge Merger Sub into itself (the “Merger”):

RESOLVED, that Merger Sub be merged into the Company and that, upon the effectiveness of the Merger, the Company shall assume all of the liabilities and obligations of Merger Sub.

RESOLVED, that, upon effectiveness of the Merger, Article I of the Certificate of Incorporation of the Company, shall be amended to read as follows:

“ARTICLE I

The name of this corporation is Energy Focus, Inc. (the “Corporation”).”

RESOLVED, that the officers of the Company be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to the Merger and to change the name of the Corporation, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, that may be necessary or proper to effect the Merger and change of name.

THIRD: This Certificate of Ownership and Merger shall become effective at 12:01 am on May 8, 2007.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by a duly authorized officer on this 3rd day of May, 2007.

FIBERSTARS, INC.

By:	/S/ John M. Davenport
Name: John M. Davenport
Title: Chief Executive Officer